Exhibit 12


                    THE COCA-COLA COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)

                    Three Months
                       Ended               Year Ended December 31,
                     March 31, ----------------------------------------------
                       1995     1994      1993      1992      1991      1990
                       ----     ----      ----      ----      ----      ----

EARNINGS:

 Income before
  income taxes
  and changes
  in accounting
  principles           $ 931    $ 3,728   $ 3,185   $ 2,746   $ 2,383   $ 2,014

 Fixed charges            67        236       213       207       222       255

 Less:
  Capitalized
  interest, net           (2)        (5)      (16)      (10)       (8)       (8)

  Equity income,
  in excess of
  dividends              (23)        (4)      (35)      (30)      (16)      (94)
                       -----    -------   -------   -------   -------   -------

  Adjusted earnings    $ 973    $ 3,955   $ 3,347   $ 2,913   $ 2,581   $ 2,167
                       =====    =======   =======   =======   =======   =======


FIXED CHARGES:

 Gross interest
  incurred             $  59    $   204   $   184   $   181   $   200   $   238

 Interest portion of
  rent expense             8         32        29        26        22        17
                       -----    -------   -------   -------   -------   -------

 Total fixed charges   $  67    $   236   $   213   $   207   $   222   $   255
                       =====    =======   =======   =======   =======   =======
 Ratios of earnings
  to fixed charges      14.5       16.8      15.7      14.1      11.6       8.5
                       =====    =======   =======   =======   =======   =======

The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $179 million at March 31, 1995). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.